Exhibit 10.18

December 20, 2016 Charles M. Conway 825 Farmington Drive Cheshire CT 06410 RE: LETTER OF OFFER OF EMPLOYMENT-Cltief Scientific Officer Dear Charlie, Follo-wing our recent discussions, we are delighted to offer you the position of Chief Scientific Officer with Biohaven Pharmaceuticals, Inc. We are confident you will find this new opportunity both chal1enging and rev..-a rdi ng. The following points outline the terms and cond itions we are proposing. Title: Chief Scientific Officer (title subject to change upon corporate reorganization) Start date: January 11,2017 Base Salary: $275,000 per uear  BenefiL' (lS described below: As part of your employment, Biohaven will provide the following benefits: o Jlealth & Dental Insurance. Anthem Gold level health insurance provided with no additional premium cost to Lhe employee (program co-pays, deductibles, etc. will apply). Alternatively, at Biohaven's sole discretion, employee may continue with employee obtained proyram up /u premium cost c-!f' Biohaven program upon empluyue pruuidilly duuwm:Hlalicm un ultenwte uouemye (Hiolwuen will reimbur se employee for employee obtained program up lo premium cost (!f !Jiolwuen program upon employee providing documentalion on alternate coverage and Hiolwuen's continued crmsenl .JC!r such allemale coverage). o Employer contribution to company 401k plan, represenlin y o too9t; mmpan y mat ch f up lo 4% ?f' employee contribution. o Long-term disability insuranr:e. o Irwentive stock option,.:; based on performmwe u•i/1 he awarded at the discrelion 1( Biolwven Senior Afanngemenl and upon approual qf Board of Directors Annual Merit and Incentives: 20% Annual Target Bonus payable by February 1 of following year depending on employee perfonnance (prorated for partial year employment) ancl at the discretion of the Board of Directors. Yearly sa lary increases based on performance \Vill be awarded at the discretion of Biohaven Senior Management and upon approval of Board of Directors. One time issuance of 54.000 stock options granted upon employmen t (89.2911 stri ke price valued at approximately S501.719) pursuant to the company's sta ndard vesting sched ule. Future incentive stock options based on performance will be awarded at the sole discretion of the Board of Directors. • One time sign-on bonus of S26,ooo paid one month after starting employment. Vacation/ Company Holidays/ Sick Time: Vacation time: Four (4) weeks/per year of vacation time, accrued at 1.66 days per month or o otherwise negotiated with your nwnager. Company Holidays: Nine (9) company holidays: 7 Standard Holidays  2 Optional Holidays to be ta ken at employees discretion. Sick Time: To be mananged at the discretion of lhe employees direct manager. o o Reporting relationship: Chief Scientific Officer r·eportin g to the Chief Executive Officer (CEO) This arrangement may be terminated by either party upon notice in WTiting to either party with notice Lhal complies wi th Employment Standards for Connecticut. We look forward to the opportunity to work with you in an atn ·phere that is successful and mutually challenging and rewarding. Sine _ ty, - Jim En. art Chief Financial Cjficer BIOHAVEN Pharmaceutica ls, Inc. With the signature below. I accept this offer for emplo.rment.